Exhibit 10.10

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT, dated effective as of May 4, 2009, is by and between The Gores Group, LLC, a Delaware limited liability company (“Gores”), and Saturn Acquisition Holdings, LLC, a Delaware limited liability company (the “Company”). Gores and the Company are collectively referred to herein as the “Parties.”

WHEREAS, Gores provides a corporate infrastructure that provides expertise in various areas, including without limitation: general corporate strategy and oversight; finance, tax and legal matters; management and operations; corporate governance; facilities leases and subleases; sales, marketing and customer relations; technology; and human resources strategy.

WHEREAS, the Company desires to receive from Gores, and Gores desires to provide to the Company, certain of the services described in the preceding paragraph on a regular periodic basis as necessary or desirable to assist the Company in its governance and the oversight of its business (the “Monitoring Services”).

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. MONITORING SERVICES. Gores will provide the Monitoring Services to the Company as and when necessary, including without limitation the following:

•	Participation of Gores officers and employees as members of the Company’s Board of Directors and other governing bodies

•	Participation of Gores officers and employees in monthly management meetings

•	Other assistance to the Company in connection with the development of general corporate strategy and corporate governance functions

•	Finance and tax oversight

•	Oversight and strategic support of the Company’s internal and external legal services

•	Periodic high-level managerial and operational oversight

•	Mergers and acquisitions advice and support

•	Facilities advice and support

•	Sales, marketing and customer relations advice and support

•	Strategic human resources support

2. MONITORING FEE. In consideration of the provision of the Monitoring Services by Gores, the Company shall pay to Gores a monitoring fee (the “Monitoring Fee”) equal to $83,333.33 per month. Such amount shall be paid in United States dollars on a monthly basis.

3. OCCASIONAL SERVICES. From time to time the Company may request that Gores provide additional services relating to specific initiatives, situations or circumstances affecting the

Company’s business that are supplemental to the Monitoring Services (the “Occasional Services”). Gores shall provide such Occasional Services as are mutually agreed to between the Parties and shall charge the Company a fee for the Occasional Services in an amount and subject to the conditions as mutually agreed to by the Parties.

4. RESTRICTIONS. Notwithstanding anything herein to the contrary, the payment of the Monitoring Fee and any fees for Occasional Services performed hereunder is subject to any restrictions on such payment imposed by the Company’s creditors, preferred shareholders, partners or members, or those of its parent company; provided, however, that in the event that any such restriction renders the Company unable to make any such payment, the Company shall not be relieved of its obligation to make such payment and shall do so as promptly as practicable following the lapse of the applicable restriction.

5. EXPENSES. In addition to the Monitoring Fee and any fees for Occasional Services, the Company shall reimburse Gores for all actual and reasonable out-of-pocket expenses incurred by Gores in the performance of the services provided hereunder. Such reimbursement shall be made within 30 days following the presentation of an invoice setting forth such expenses.

6. TERM. The term of this Agreement (the “Term”) shall commence on the date hereof and, unless earlier terminated as provided herein, shall terminate on July 31, 2010; provided, that this Agreement will automatically renew annually for an additional one year Term unless the Parties mutually agree not to renew this Agreement prior to the expiration of the then-current Term.

7. CONFIDENTIALITY AND NON-DISCLOSURE.

(a) All management services provided hereunder by Gores for use by the Company and all information which concerns the business of either Party disclosed to the other Party in the course of the activities of the Agreement (“Confidential Matter”), shall be treated as confidential and shall not be disclosed by the recipient to any third party. For avoidance of doubt, Confidential Matter shall include correspondence, memoranda, notes, summaries and models containing Confidential Matter prepared by a Party receiving Confidential Matter, but shall not include: (i) information which was in the possession of the receiving Party at the time such information was disclosed; (ii) information which enters the public domain, other than as a result of a breach of this Agreement by the receiving Party; and (iii) information which becomes available to the receiving Party from a source other than the disclosing Party, which source is not under an obligation to keep such information confidential. The receiving Party shall use the same care to keep Confidential Matter confidential as it uses to preserve the confidentiality of its own Confidential Matter, but no less than employing reasonable precautions for information having a high degree of competitive significance. Each Party shall take appropriate measures to insure that its employees are aware of the restrictions contained herein.

(b) Notwithstanding the foregoing, a Party may disclose Confidential Matter of the other Party to the extent required by law, provided that before making any such disclosure, the receiving Party advises the disclosing Party of the disclosure required and cooperates with the disclosing Party in all legitimate efforts to avoid or limit disclosure at the disclosing Party’s expense.

8. ASSIGNMENT. Neither Party may transfer its interest (or any portion thereof) in this Agreement without the consent of the other Party, provided that Gores may delegate its duties to perform any or all of the Monitoring Services or Occasional Services, and assign its rights to receive any or all of the Monitoring Fee or Consulting Fees, to any affiliate, provided that Gores shall remain bound by this Agreement.

9. TERMINATION OF THE AGREEMENT. This Agreement may be terminated prior to the expiration of the Term by a Party upon written notice to the other Party upon the occurrence of a Termination Event involving the other Party. As used herein, a “Termination Event” shall mean any of the following:

(a) A Party shall fail to perform in any material respect any of its obligations hereunder (including a failure to pay any amounts required to be paid hereunder) and such failure shall continue for at least ten (10) days after written notice of such failure; or

(b) A Party is dissolved, ceases to operate its business, becomes insolvent, makes an assignment for the benefit of creditors, fails to pay debts as they become due, or becomes the subject of any bankruptcy, insolvency or debtor rehabilitation proceeding.

In addition, Gores may terminate this Agreement prior to the expiration of the Term by providing written notice to the Company in the event of: (i) any sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions, or (ii) the sale by the Company’s parent company of majority control of the Company.

Any termination of this Agreement pursuant to this Section 9 shall be without prejudice to any other rights of the Party.

10. INDEMNIFICATION.

(a) The Company hereby indemnifies and agrees to hold Gores, its affiliates, its and their officers, directors, employees, agents, subcontractors and assigns (“Indemnified Persons”) harmless from and against all costs, losses, expenses, liabilities, claims, demands, actions, suits, proceedings or damages of any kind or nature (“Losses”) which shall arise during the course of business and by virtue of any activities which may be attributable hereto, except to the extent such Losses arise from the gross negligence or willful misconduct of the person seeking indemnification.

(b) In the event a claim for damages arises for which an Indemnified Person shall be entitled to indemnification hereunder, such Indemnified Person shall notify the Company in writing within thirty (30) days of the first receipt of notice of such claim; provided that a failure by an Indemnified Person to notify the Company within such time shall not relieve the Company of its obligations hereunder, except to the extent of actual prejudice caused by such delay. Upon receipt by the Company of a notice from an Indemnified Person with respect to any claim of a third party against such Indemnified Person, the Company shall assume the defense of such claim with counsel reasonably satisfactory to such Indemnified Person. Such Indemnified Person shall cooperate to the extent reasonably requested by the Company in defense or prosecution thereof and shall furnish such records, information, and similar documents in association therewith as may reasonably be required in the course of the defense of the claim. The Company shall have the right to settle any claim for which indemnification has been sought hereunder; provided that to the extent that such settlement requires an Indemnified Person to take, or prohibits an Indemnified Person from taking, any action or purports to obligate an Indemnified Person in any manner, then the Company shall not settle such claim without the prior written consent of such Indemnified Person (which consent may be granted or withheld in such Indemnified Person’s sole discretion). An Indemnified Person shall have the right to participate in the defense of such claim through counsel of its choice, at its expense, however the Company shall retain control over the litigation and authority to resolve such claim subject to this Section. The Company shall advance any out-of-pocket expenses incurred by an Indemnified Person upon receipt of an undertaking to return such amounts if it is finally determined that the Indemnified Person is not entitled to indemnification hereunder.

11. MISCELLANEOUS.

(a) This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns.

(b) No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

(c) This Agreement sets forth the entire understanding between the Parties with respect to the subject matter hereof, and there are no terms, conditions, representations, warranties or covenants other than those contained herein. This Agreement supercedes any previous agreements or understandings between the parties with respect to the subject matter hereof, whether written or oral. There are no third party beneficiaries to this Agreement.

(d) The prevailing party in any proceeding brought to interpret or enforce any provision of this Agreement or to recover for breach thereof shall be entitled to recover, in addition to such other relief as may be awarded, the reasonable fees, expenses of its counsel.

(e) This Agreement shall be construed in accordance with and governed by the laws of Delaware, without regard to conflicts of laws principles thereunder.

(f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

(g) The headings to the various subdivisions of this Agreement are for convenience of reference only and shall not define or limit any of the terms of provisions hereof. The language in all parts of this Agreement will in all cases be construed as a whole and in accordance with its fair meaning and not restricted for or against either party.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.

THE GORES GROUP, LLC		SATURN ACQUISITION HOLDINGS, LLC

By	/s/ Ian R. Weingerten	By	/s/ Ian R. Weingerten
Name:	Ian R. Weingarten	Name:	Ian R. Weingarten
Title:	Managing Director	Title:	Vice President